Exhibit 10.91

PAYOFF AND SETTLEMENT AGREEMENT

This payoff and settlement agreement ("Agreement") is made this 30th day of September 2005, by and among YouthStream Media Networks, Inc. ("YouthStream"), Beyond the Wall, Inc. ("BTW"), 1903 West Main Street Realty Management, LLC ("Main Street"), and Clive Corporation, Inc. ("Clive"), with reference to the following facts:

A.	On or about February 24, 2004, the parties hereto (excluding Main Street) entered into an Asset Purchase Agreement ("APA"), whereby BTW sold certain assets to Clive.

B.	In connection with the APA, Clive executed and delivered to BTW, a Secured Promissory Note, dated February 24, 2004, in the sum of $1,100,000 ("Note"), as partial payment of the purchase price for the assets sold by BTW to Clive.

C.	Pursuant to the APA, Clive executed and delivered a Security Agreement ("Security Agreement") to BTW, and a UCC-1 Financing Statement, in order to secure the Note.

D.	Pursuant to an Agreement of Sale, dated February 24, 2004 ("RP Agreement"), by and between BTW and Main Street, BTW sold certain real property located at 1903 West Main Street, Stroudsburg, Pennsylvania ("Property") to Main Street, for cash, and Main Street gave a Mortgage to BTW, to further secure the Note.

E.	According to the terms of the Note, there is a payment of $237,281 principal and interest due on October 31, 2005, and a final payment of $47,732 principal (excluding interest) due on October 31, 2006.

F.	Certain disputes have arisen between the parties, regarding among other things, the responsibility for payment of taxes, interest and penalties.

G.	Clive desires to payoff the Note early, with a discount.

NOW, THEREFORE, in consideration of the foregoing recitals and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Payoff Amount. On or before September 30, 2005, Clive shall pay to BTW (or its nominee), in immediately available funds, the sum of $258,922 ("Payoff Amount")1 , in full satisfaction of any and all sums owing under the Note. Upon receiving such payment, the original of the Note shall be marked PAID IN FULL and sent to Clive. The parties acknowledge that the Payoff Amount is less than the amount owing under the Note, but that BTW is accepting less as a compromise of a dispute between the parties relative to, among other things, purported responsibility for payment of taxes, interest and penalties, if any.

2. Termination of Security Agreement. Upon receipt by BTW of good funds in the Payoff Amount, the Security Agreement shall be deemed terminated and canceled and of no further force or effect. In this regard, BTW shall prepare and send to Clive, a UCC-3 Termination Statement, for filing by Clive. The UCC-3 shall be substantially in the form of Exhibit "A", attached hereto. The UCC-3 will permit Clive to terminate the UCC-1 Financing Statement.

3. Termination of Mortgage. Upon receipt by BTW of good funds in the Payoff Amount, BTW shall execute and deliver to Main Street, a Satisfaction Piece, substantially in the form attached hereto as Exhibit "B", which will permit Main Street to terminate the Mortgage. Thereafter, the Mortgage shall be deemed terminated, satisfied, cancelled and of no further force or effect.

4. Assumption of Certain Obligations. There exists a dispute between BTW and Clive relative to which party is responsible for the payment of taxes, interest and penalties owing, if any, pursuant to the

[1]	$197,734 of principal and $39,547 of accrued interest as of September 30, 2005, less interest for the month of October 2005 of $3,359, plus $25,000 in settlement of the principal payment due on October 31, 2006.

provisions of Section 4.10 of the APA. In consideration of the compromise being made by BTW pursuant to this Agreement, Clive agrees to assume, be responsible for, and to defend and indemnify BTW and YouthStream from any and all claims, suits, liabilities, obligations, losses, costs and expenses (including attorneys' fees) arising out of or related in any matter whatsoever to Section 4.10 of the APA, including but not limited to the responsibility for tax audits. For the sake of clarity, Clive agrees that it alone and not BTW will be responsible for the preparation and filing of all tax returns, and the compliance with and coordination of all tax audits, and any and all taxes, interest and penalties pertaining to the operations of the Business (as defined in the APA) sold to Clive under the APA, for all periods through the Closing under the APA.

5. Notices. Any notice, request, instruction, consent or other document to be given hereunder by either party hereto to the other party shall be in writing and delivered (a) personally, (b) by telecopy, (c) by a nationally recognized overnight carrier, or (d) by registered or certified mail, return receipt requested, postage prepaid, as follows:

If to the Buyer:	Clive Corporation, Inc. 1903 West Main Street Stroudsburg, PA 18360 Attn: President

If to the Seller:	Beyond the Wall, Inc. c/o YouthStream Media Networks, Inc. 11111 Santa Monica Boulevard, Suite 1250 Los Angeles, CA 90025 Attn: President

or at such other address for a party as shall be specified in writing by that party. Notices shall be deemed received the same day (when delivered personally or by telecopy with receipt confirmation), the next business day (when delivered by overnight carrier) or five (5) days after mailing (when sent by registered or certified mail).

6. Waiver. Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege. Any of the terms or conditions of this Agreement may be waived in writing at any time by the party which is entitled to the benefits thereof. No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of such provision at any time in the future or a waiver of any other provision hereof.

7. Captions. The captions set forth in this Agreement are for convenience only and shall not be considered as part of this Agreement, nor affect in any way the meaning of the terms and provisions hereof.

8. Successors and Assigns. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties hereto; provided, however, that this Agreement may not be assigned by any party without the express written consent of the other party hereto.

9. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall for all purposes be deemed to be an original and all of which shall constitute one and the same agreement. A signature to this Agreement delivered by telecopy or other artificial means shall be deemed valid.

10. Governing Law. This Agreement shall in all respects be interpreted, construed and governed by and in accordance with the laws of the Commonwealth of Pennsylvania, without regard to principles of conflict of laws.

11. Entire Agreement; Amendment. Except as set forth herein, this Agreement, including all Exhibits hereto constitute the sole understanding of the parties with respect to the matters contemplated hereby and thereby and supersedes and renders null and void all other prior agreements and understandings between the parties with respect to such matters. No amendment, modification or alteration of the terms or provisions of this Agreement, including all Exhibits hereto, shall be binding unless the same shall be in writing and duly executed by the party against whom such would apply.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered by its duly authorized representatives as of the date first written above.

Beyond the Wall, Inc.	Clive Corporation, Inc.
By: /S/ ROBERT N. WEINGARTEN (Authorized Agent)	By: /S/ KEVIN WRIGHT (Authorized Agent)
Name: Robert N. Weingarten Title: Chief Financial Officer	Name: Kevin Wright Title: President
YouthStream Media Networks, Inc.	1903 West Main Street Realty Management, LLC
By: /S/ ROBERT N. WEINGARTEN (Authorized Agent)	By: /S/ KEVIN WRIGHT (Authorized Agent)
Name: Robert N. Weingarten Title: Chief Financial Officer	Name: Kevin Wright Title: President